Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and our report dated April 24, 2014, (except for Note 17(a) and (b), as to which the date is July 15, 2014 and Note 17(c), as to which the date is July 25, 2014), relating to the financial statements of T2 Biosystems, Inc. included in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-197193) and related Prospectus of T2 Biosystems, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP
Boston, Massachusetts
August 6, 2014